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                                                                     Exhibit 4.2

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                       TWIN LABORATORIES INC., as Issuer,

                                      and

                          THE GUARANTORS NAMED HEREIN

                                      and

                STATE STREET BANK AND TRUST COMPANY, as Trustee

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of December 1, 1997

                                       to

                                   INDENTURE

                            Dated As of May 7, 1996

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                   10-1/4% Senior Subordinated Notes due 2006

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     FIRST SUPPLEMENTAL INDENTURE, dated as of December 1, 1997, by and among
TWIN LABORATORIES INC., a Utah corporation (the "Company") and ADVANCED RESEARCH PRESS, INC., a New York corporation ("Advanced"), TWINLAB CORPORATION, a Delaware corporation formerly named TLG Laboratories Holding Corp. ("Holding Company"), and CHANGES INTERNATIONAL OF FORT WALTON BEACH, INC., a Florida corporation ("Changes"), as Guarantors, and State Street Bank and Trust Company, a Massachusetts bank and trust company (successor to Fleet National
Bank), as Trustee (the "Trustee").

     WHEREAS, the Company, Advanced, Holding Company and Fleet National Bank, as Trustee executed an Indenture, dated as of May 7, 1996 (the "Indenture"), in respect of $100,000,000 aggregate principal amount of the Company's 10-1/4% Senior Subordinated Notes due 2006 (the "Securities");

     WHEREAS, State Street Bank and Trust Company is the successor to Fleet National Bank, as Trustee under the Indenture;

     WHEREAS, Section 11.3 of the Indenture requires, under circumstances specified in Section 11.3, that certain Subsidiaries of the Company execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiaries of the Company shall be named as additional Subsidiary Guarantors; and

     WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

     NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of each other party and for the equal and ratable benefit of the Holders of the Securities, as follows:

                                   ARTICLE I

                                   AMENDMENTS

     Section 1. The Company, Advanced, Holding Company, Changes and the Trustee hereby amend the Indenture and agree that Changes shall be a Subsidiary Guarantor, a Guarantor and a Future Subsidiary Guarantor for all purposes under the Indenture and each of the terms "Subsidiary Guarantor", "Guarantor" and "Future Subsidiary Guarantor" shall for all purposes under the Indenture specifically include Changes.
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                                   ARTICLE II
                            MISCELLANEOUS PROVISIONS

     Section 2.1. Terms Defined. For all purposes of this First Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this First Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

     Section 2.2. Indenture. Except as amended hereby, the Indenture and the Securities are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

     Section 2.3. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     Section 2.4. Successors and Assigns. All agreements of the Company, Advanced, Holding Company and Changes in this First Supplemental Indenture and the Securities shall bind their respective successors and assigns.

     Section 2.5. Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     Section 2.6. Effectiveness. The provisions of this First Supplemental Indenture shall become effective immediately upon its execution and delivery by the Trustee in accordance with the provisions of Article IX of the Indenture.

     Section 2.7. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals (other than the second recital) or statements contained herein, all of which recitals or statements are made

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solely by the Company. Advanced, Holding Company and Changes, or for or with respect to (i) the validity, efficacy or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company, Advanced, Holding Company and Changes, by corporate action or otherwise, (iii) the due execution hereof by the Company, Advanced, Holding Company and Charges, or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

     Section 2.8 Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

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                                   SIGNATURES


     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.


TWIN LABORATORIES, INC.,
     TWINLAB CORPORATION,
as Issuer



By: _______________
          By: _______________
     Name:               Name:
     Title:              Title:


ADVANCED RESEARCH PRESS,
     CHANGES INTERNATIONAL OF
INC.           FORT WALTON BEACH, INC.


By: _______________      By: _______________

     Name:               Name:
     Title:              Title:



STATE STREET BANK AND TRUST
COMPANY, AS TRUSTEE


By: _______________
     Name:
     Title:



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